Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Net Earnings of $47.1 Million,
Or $0.82 Per Diluted Common Share, for Third Quarter of 2008 On
Substantial Increase In Net Sales

Results Include $2.88 Per Diluted Share In Non-Cash Unrealized Losses

From Mark-To-Market Adjustments On Natural Gas Derivatives Under

 Company’s Forward Pricing Program

Third Quarter Highlights:

•                  Net sales rose sharply to $1.02 billion, up 75 percent from third quarter 2007, as company saw substantial price increases for all products

•                  Net earnings totaled $47.1 million, or $0.82 per diluted common share, compared to $86.5 million, or $1.52 per diluted share, in third quarter 2007

•                  Third quarter results included $251.0 million in non-cash, pre-tax unrealized losses, or $2.88 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  In the year-earlier quarter, company reported $1.9 million in non-cash, pre-tax unrealized gains, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  CF Industries uses derivatives to lock in a substantial portion of the margin on nitrogen sales under its Forward Pricing Program

Recent Developments:

•                  Negotiations progress on natural gas contract for proposed nitrogen complex in Perú

•                  Company purchases third dragline to increase operational efficiencies at Florida phosphate operations

•                  Company suspends activity on proposed gasification installation at Donaldsonville Nitrogen Complex

Outlook:

•                  Positive fundamentals in global agricultural markets and substantial forward orders point to strong fourth quarter

Deerfield, Illinois – (Business Wire) – October 27, 2008: CF Industries Holdings, Inc. (NYSE: CF) today reported net earnings of $47.1 million, or $0.82 per diluted common share, for the third quarter of 2008.  Third quarter 2008 net earnings included non-cash, pre-tax unrealized losses of $251.0 million on natural gas derivatives, or $2.88 per diluted share on an after-tax basis.  Third quarter 2007 net earnings included a non-cash, pre-tax gain of $1.9 million on natural gas derivatives, or $0.02 per share on an after-tax basis.

Reported results compare to net earnings of $86.5 million, or $1.52 per diluted share, for the year-earlier quarter.

Third Quarter Comparisons

Net sales for the quarter totaled $1.02 billion, a 75 percent increase over the third quarter 2007 level and the second highest sales total for any quarter in the company’s history.  The increase was driven by significantly higher prices for all of the company’s products.

“CF Industries’ third quarter sales clearly reflect the strong pricing trends we’ve seen in global fertilizer markets for much of this year, with significantly higher prices for all of our products,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

“This is typically a slow quarter for the North American fertilizer industry, as producers build inventory for the fall season.  Despite that, our sales exceeded the billion-dollar mark for only the second time in the company’s history,” Wilson noted.

For third quarter 2008, CF Industries reported gross margin of $120.9 million and net earnings of $47.1 million, or $0.82 per diluted share.  In third quarter 2007, gross margin was $151.3 million, and net earnings totaled $86.5 million, or $1.52 per share.

The company’s reported third quarter 2008 gross margin and net earnings reflect the sizeable effect of the non-cash unrealized losses recorded for mark-to-market adjustments on natural gas derivatives.  The company uses swaps to lock in a substantial portion of the economic margin on future nitrogen sales under its Forward Pricing Program (FPP).

During the quarter, the company’s Donaldsonville Nitrogen Complex in Louisiana took the full impact of Hurricane Gustav in late August.  The complex had undergone an orderly shutdown on August 30th in advance of the storm’s landfall and sustained minimal physical damage.  However, electrical power was not restored in the region by the local utility until September 8th.

Once power was restored, Donaldsonville employees were able to begin bringing the first production units back online on September 12th and all units were in operation by September 24th.  Logistics were also a challenge during the quarter.  July flooding on the upper Mississippi River, followed by low water levels and then Gulf hurricanes, tested the company’s capabilities.  Its flexible distribution system was effective in restoring normal operations and product flow.

“We executed well in the third quarter’s sometimes challenging environment.  Our Donaldsonville team did a remarkable job in preparing for the hurricane and later executing a safe, orderly restart,” Wilson added.

Nitrogen Fertilizer Business

Increased prices for all of the company’s nitrogen products more than offset a modest decline in volumes, driving net sales for the company’s nitrogen products well above year-earlier levels.

Nitrogen net sales totaled $599.1 million, up 54 percent from $388.8 million in third quarter 2007.  During the 2008 quarter, CF Industries sold 1.28 million tons of nitrogen fertilizer, down 5 percent from the 1.35 million tons sold in the year-earlier period, due in part to customer shipments delayed by the hurricane-related outage at the Donaldsonville Nitrogen Complex.

Gross margin totaled a negative $70.5 million, compared to a positive $80.2 million in the year-earlier quarter.  Third quarter 2008 nitrogen gross margin, including the segment’s mark-to-market losses, was a negative 11.8 percent of sales, compared to a positive 20.6 percent in third quarter 2007.  For the quarter, realized natural gas costs were significantly higher than in the year-earlier quarter, reflecting natural gas purchased to support FPP orders at attractive margins.

Reported gross margin in the company’s nitrogen business includes the effects of unrealized non-cash mark-to-market losses on natural gas derivatives.  These gains and losses are reported in cost of sales.  During the third quarter of 2008, $251.0 million in such unrealized non-cash losses were included in nitrogen business cost of sales.

Average selling prices for all nitrogen products increased from both the year-earlier quarter and the second quarter of 2008.  For ammonia, the average selling price was $571 per ton, up from $370 in third quarter 2007 and $513 in the second quarter of 2008.  For urea, average selling price was $596 per ton, up from $334 in the year-earlier quarter and $417 in 2008’s second quarter.  For UAN, the average selling price was $339 per ton, up from $230 in the year-earlier quarter and $313 in second quarter 2008.

“Price improvement in the quarter reflects the continued roll-through of strengthening prices and attractive margins locked in under our FPP for our nitrogen business,” Wilson commented.

During the quarter, the company’s nitrogen complexes operated at a combined 84 percent of capacity, with high operating rates at the Medicine Hat, Alberta complex offset by the hurricane-related outage at Donaldsonville.

Nitrogen sales under the company’s FPP totaled 960,200 tons during the quarter, accounting for 75 percent of segment sales volume.  In third quarter 2007, FPP sales represented 53 percent of nitrogen volume.

Phosphate Fertilizer Business

The company’s phosphate fertilizer business reported net sales and gross margin more than double those achieved in the year-earlier quarter, as substantial price increases more than offset lower volumes.

Net sales of phosphate totaled $421.7 million, up from $194.1 million reported for third quarter 2007.  Volume was 457,000 tons, down from 497,000 tons in the year-earlier quarter.  Volume in domestic markets was down by 91,000 tons, as some customers delayed shipment of contracted orders, but export volume increased by 51,000 tons.

Gross margin on phosphate sales totaled $191.4 million, more than twice the $71.1 million in third quarter 2007.  Gross margin was 45.4 percent of third quarter phosphate sales, up from 36.6 percent in third quarter 2007.  Gross margin also improved sequentially from 34.5 percent in 2008’s second quarter, as increased selling prices more than offset effects of lower volume and increased costs for materials including sulfur and purchased ammonia.

Average selling prices for phosphate products increased significantly during the quarter, up from both year-earlier and second quarter 2008 levels.  For diammonium phosphate

(DAP), prices averaged $943 per ton, up from $388 in the year-earlier quarter and $696 in the second quarter of 2008.  For monoammonium phosphate (MAP), prices averaged $771 per ton, up from $403 in the year-earlier quarter and $629 in second quarter 2008.

The company’s Plant City, Florida Phosphate Complex operated at 99 percent of capacity during the quarter.

Phosphate sales under the company’s FPP totaled 236,700 tons during the quarter, accounting for 52 percent of segment sales volume, down from 72 percent of segment volume in the second quarter of 2008.  In the third quarter of 2007, FPP sales represented 45 percent of phosphate volume.

“Volume in the domestic phosphate market was soft in the third quarter.  However, thanks to our KEYTRADE partnership, we were able to redirect more than 50,000 tons from the domestic market to the export market at excellent margins,” Wilson noted.

Liquidity and Financial Position

At September 30, 2008, the company’s cash, cash equivalents, and short-term investments totaled approximately $1.15 billion.  In addition, CF Industries held investments in auction rate securities at September 30, 2008 that were valued at $190.2 million, resulting in total cash and investments of more than $1.34 billion. This compares to total investments in cash, cash equivalents, short-term investments, and auction rate securities at September 30, 2007, of $730.4 million.

The net unrealized holding loss on the company’s auction rate securities increased by $1.3 million in the third quarter to $12.1 million due primarily to an increase in credit spreads on these instruments compared to U.S. Treasury securities.  This unrealized holding loss, which is viewed as a temporary impairment in value, is included in accumulated other comprehensive income.  During the third quarter, $29.6 million of the company’s investment in auction rate securities was redeemed by the issuers or sold at par value.

The company presently intends to hold its remaining auction rate securities until market liquidity returns.

Dividend Payment

The Board of Directors has declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on December 1, 2008 to stockholders of record on November 14, 2008.

Safety Performance

CF Industries completed the third quarter with no lost-time accidents (LTAs) at any of its facilities.

During the quarter, the company achieved several important safety milestones, as its:

•                  Seneca, Illinois Ammonia Terminal marked 15,000 days (41 years) without a single LTA.

•                  Joint venture Medicine Hat Nitrogen Complex in Alberta was honored by the province as a Worksafe Alberta Best Safety Performer.

•                  Bartow Phosphate Complex in Florida, idled in 1983 and currently undergoing gypsum stack closure operations, marked nine years without an LTA.

•                  Hardee County Mine and Beneficiation Plant in Florida reached 1.5 million safe work hours without an LTA, and the Plant City Phosphate Complex passed the 1 million safe hours mark.

“We’re proud of these honors, and we’re proud of our employees for maintaining our strong safety performance,” Wilson noted.

Other Developments

CF Industries and the Block 88 Contractor Companies, the consortium managing development of the Perú’s Camisea gas reserves, continue discussions on the natural gas contract for CF Industries’ proposed nitrogen complex and expect to complete negotiations early in 2009.  CF Industries and Technip, a leading international engineering and project management firm, have made substantial progress on the project’s pre-FEED (front-end engineering and design) study, which they anticipate completing near year-end.

During the third quarter, CF Industries purchased a third dragline for use at its Hardee County, Florida phosphate mine.  Preparations to dismantle, ship, and rebuild this 55-cubic yard Bucyrus Erie machine have begun.  When operational in approximately 18 months, the dragline will significantly increase efficiency at the mine.

The company also announced that it has suspended activity with respect to a proposed gasification installation at its Donaldsonville Nitrogen Complex.  The high degree of uncertainty regarding several aspects of the project, including capital costs and future government policies on carbon dioxide emissions, led to a conclusion that the project cannot be justified economically at this time.

Outlook

“Recent volatility in the financial and commodities markets has created some uncertainty about prospects in North American agriculture, but we believe the underlying fundamentals remain quite positive, with the basic drivers of long-term food and fertilizer demand intact,” commented CF Industries’ Wilson.

“Some wholesalers and retailers have pushed back the timing of fall purchases due to the late start of fall field work, and this timing likely added to the normal seasonal price ‘sloppiness’ during the third quarter.  Prices for urea especially have come off earlier highs.

“Recent weakness in crop prices – driven, we believe, more by trading than agricultural fundamentals – have also raised questions about farm economics.  However, we don’t believe farmers make their planting decisions for 2009 based on the October 2008 cash price for corn,” Wilson added.

The December 2009 futures price is a far better indicator, and that price provides a clear incentive to plant corn next spring, he suggested.

 “The fundamentals – whether you’re talking about the underlying growth in global coarse grain consumption or the historically low level of ending stocks of corn – all suggest strong fall fertilizer application throughout the Corn Belt and increased corn acreage for 2009,” he explained.  Wilson noted that the company’s sizeable in-market distribution network was well positioned to meet expected fall and spring 2009 demand.

The company expects that U.S. corn acreage will total 90-plus million acres next spring.

The CF Industries CEO pointed to his company’s strong bookings under its FPP – orders booked at very favorable margins – as an indicator of “locked-in” demand for the fall season.

“And on the cost side, there have been significant reductions in costs for natural gas, the primary raw material for nitrogen, and for sulfur and ammonia, major cost components in phosphate,” Wilson added.

“Any forecast must always be tempered by the ever-present risk of weather, raw material cost increases, and other unexpected developments, but as noted, the underlying fundamentals for this fall and spring of 2009 remain positive,” he pointed out.

FPP Update and Forward Natural Gas Position

As of October 23, 2008, FPP bookings for the remainder of 2008 stood at 1.5 million tons, essentially the same level as at the comparable point last year.

CF Industries’ forward natural gas positions as of September 30, 2008 cover 38 percent of nitrogen production at full rates through June of 2009.

Conference Call

CF Industries will hold a conference call to discuss third quarter results at 10:00 a.m. ET on Tuesday, October 28, 2008.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company, its operations, and its performance can be found on its Web site at www.cfindustries.com.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this presentation may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this presentation, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on markets and selling prices; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in millions, except per share amounts)
Net sales	$1,020.8	$582.9	$2,849.1	$1,904.2
Cost of sales	899.9	431.6	1,987.1	1,470.2
Gross margin	120.9	151.3	862.0	434.0
Selling, general and administrative	16.7	16.6	53.0	47.8
Other operating - net	1.6	(3.2)	2.7	(1.2)
Operating earnings	102.6	137.9	806.3	387.4
Interest income - net	(6.3)	(5.9)	(20.6)	(14.0)
Minority interest	29.5	11.6	67.1	38.2
Other non-operating - net	3.4	(0.4)	(1.4)	(1.3)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	76.0	132.6	761.2	364.5
Income tax provision	27.5	46.1	274.2	127.2
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(1.4)	—	7.5	—
Net earnings	$47.1	$86.5	$494.5	$237.3

Net earnings per share
Basic	$0.84	$1.55	$8.78	$4.28

Diluted	$0.82	$1.52	$8.60	$4.19

Weighted average common shares outstanding
Basic	56.4	55.6	56.3	55.4

Diluted	57.5	56.9	57.5	56.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2008	2007	2007
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$828.4	$366.5	$53.0
Short-term investments	323.8	494.5	677.4
Accounts receivable	154.0	148.7	142.5
Inventories	617.2	231.7	236.7
Prepaid income taxes	81.7	—	7.2
Deferred income taxes	0.6	—	—
Assets held for sale	—	6.7	6.0
Other	35.8	31.0	16.0
Total current assets	2,041.5	1,279.1	1,138.8
Property, plant and equipment - net	665.1	623.6	618.4
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	28.7	21.9	21.6
Investments in and advances to unconsolidated affiliates	49.3	41.6	—
Investments in auction rate securities	190.2	—	—
Other assets	42.8	45.4	45.6

Total assets	$3,018.5	$2,012.5	$1,825.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$230.0	$210.4	$175.4
Income taxes payable	—	2.6	—
Customer advances	578.1	305.8	332.7
Deferred income taxes	—	30.7	16.0
Distributions payable to minority interest	27.0	57.6	—
Other	125.3	22.2	39.6
Total current liabilities	960.4	629.3	563.7
Notes payable	4.6	4.9	5.0
Deferred income taxes	115.2	32.1	13.4
Other noncurrent liabilities	161.7	141.9	155.6
Minority interest	80.3	17.3	59.2
Stockholders’ equity	1,696.3	1,187.0	1,028.4

Total liabilities and stockholders’ equity	$3,018.5	$2,012.5	$1,825.3

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in millions)
Operating Activities:
Net earnings	$47.1	$86.5	$494.5	$237.3
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	29.5	11.6	67.1	38.2
Depreciation, depletion and amortization	24.3	20.6	75.7	61.1
Deferred income taxes	14.5	6.1	54.2	18.4
Stock compensation expense	2.1	3.3	6.6	7.4
Excess tax benefit from stock-based compensation	(13.6)	(1.7)	(23.8)	(5.1)
Unrealized loss (gain) on derivatives	251.0	(1.9)	98.2	(4.1)
Gain on disposal of property, plant and equipment	(4.3)	—	(5.9)	—
Equity in loss (earnings) of unconsolidated affilitiates - net of taxes	1.4	—	(7.5)	—
Changes in:
Accounts receivable	18.3	14.3	(9.9)	(22.6)
Margin deposits	(19.1)	6.4	(22.5)	11.1
Inventories	(249.2)	(55.9)	(386.6)	(58.8)
Prepaid product and expenses	23.4	(5.0)	15.3	(5.5)
Accrued income taxes	(170.0)	(42.2)	(58.7)	(1.7)
Accounts payable and accrued expenses	(47.0)	(2.3)	23.5	(2.9)
Product exchanges - net	12.2	0.5	7.3	1.3
Customer advances - net	164.7	165.0	272.3	230.0
Other - net	12.1	(3.9)	14.1	(0.5)
Net cash provided by operating activities	97.4	201.4	613.9	503.6
Investing Activities:
Additions to property, plant and equipment	(38.5)	(38.3)	(111.3)	(77.8)
Proceeds from the sale of property, plant and equipment	4.9	3.9	7.4	4.0
Purchases of investment securities	(283.5)	(322.5)	(638.2)	(803.1)
Sales and maturities of investment securities	228.4	151.1	607.0	425.8
Deposit to asset retirement obligation escrow account	—	—	(6.2)	(9.4)
Other - net	—	—	1.2	1.2
Net cash used in investing activities	(88.7)	(205.8)	(140.1)	(459.3)
Financing Activities:
Dividends paid on common stock	(5.6)	(1.1)	(16.9)	(3.3)
Distributions to minority interest	—	—	(28.4)	(30.0)
Issuances of common stock under employee stock plans	5.9	2.6	9.9	10.6
Excess tax benefit from stock-based compensation	13.6	1.7	23.8	5.1
Other - net	—	(0.3)	—	(0.3)
Net cash provided by (used in) financing activities	13.9	2.9	(11.6)	(17.9)
Effect of exchange rate changes on cash and cash equivalents	—	(5.1)	(0.3)	1.2
Increase (decrease) in cash and cash equivalents	22.6	(6.6)	461.9	27.6
Cash and cash equivalents at beginning of period	805.8	59.6	366.5	25.4
Cash and cash equivalents at end of period	$828.4	$53.0	$828.4	$53.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

NITROGEN FERTILIZER BUSINESS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$599.1	$388.8	$1,885.5	$1,411.2
Cost of sales	669.6	308.6	1,396.5	1,117.5
Gross margin	$(70.5)	$80.2	$489.0	$293.7

Gross margin percentage	(11.8)%	20.6%	25.9%	20.8%

Tons of product sold (in thousands)	1,282	1,346	4,666	5,012

Sales volumes by product (tons in thousands)
Ammonia	111	116	717	916
Urea	547	618	2,001	2,003
UAN	615	605	1,912	2,049
Other nitrogen fertilizers	9	7	36	44

Average selling prices (dollars per ton)
Ammonia	$571	$370	$513	$375
Urea	596	334	456	319
UAN	339	230	314	207

Cost of natural gas (dollars per MMBtu) (1)
Donaldsonville	$10.48	$7.89	$9.18	$7.68
Medicine Hat	7.72	5.42	8.07	6.17

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$9.02	$6.15	$9.64	$6.93
AECO (Alberta)	7.56	4.98	8.50	5.90

Depreciation and amortization	$13.5	$11.9	$43.1	$36.4
Capital expenditures	$25.5	$30.8	$59.6	$47.2

Production volume by product (tons in thousands)
Ammonia (2) (3)	771	694	2,409	2,436
Granular urea (2)	518	488	1,716	1,743
UAN (28%)	546	622	1,912	1,962

(1) Includes gas purchases and realized gains and losses on gas derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

PHOSPHATE FERTILIZER BUSINESS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$421.7	$194.1	$963.6	$493.0
Cost of sales	230.3	123.0	590.6	352.7
Gross margin	$191.4	$71.1	$373.0	$140.3

Gross margin percentage	45.4%	36.6%	38.7%	28.4%

Tons of product sold (in thousands)	457	497	1,383	1,468

Sales volumes by product (tons in thousands)
DAP	404	394	1,167	1,188
MAP	53	103	216	280

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	277	368	1,037	1,136
Export	180	129	346	332

Average selling prices (dollars per ton)
DAP	$943	$388	$715	$334
MAP	771	403	600	345

Depreciation, depletion, and amortization	$10.1	$8.0	$30.1	$22.8
Capital expenditures	$12.8	$7.0	$50.4	$26.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	871	760	2,724	2,346

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	669	604	1,892	1,863
Phosphoric acid as P2O5 (1)	262	239	761	722
DAP/MAP	526	478	1,522	1,440

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in millions)
Net earnings	$47.1	$86.5	$494.5	$237.3
Interest income - net	(6.3)	(5.9)	(20.6)	(14.0)
Income tax provision	27.5	46.1	274.2	127.2
Depreciation, depletion and amortization	24.3	20.6	75.7	61.1
Less: Loan fee amortization (1)	(0.2)	(0.2)	(0.4)	(0.5)

EBITDA	$92.4	$147.1	$823.4	$411.1

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	September 30,	December 31,	September 30,
	2008	2007	2007
	(in millions)
Total debt	$4.6	$4.9	$5.0
Less: cash, cash equivalents and short-term investments	1,152.2	861.0	730.4
Plus: customer advances	578.1	305.8	332.7

Net debt (net cash)	$(569.5)	$(550.3)	$(392.7)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (net cash) in the evaluation of our capital structure.

As of September 30, 2008, we held $190.2 million of investments in auction rate securities.  Due to illiquidity in the credit markets that began in the first quarter of 2008, the traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed.  These investments, for which auctions have failed, are no longer liquid investments and we will not be able to access these funds until such time as traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer.  At September 30, 2008, our investments in auction rate securities are classified as noncurrent assets on our consolidated balance sheet.  These noncurrent assets are excluded from the calculation of net debt (net cash).  In 2007, these investments were classified as short-term investments.